SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  FORM 8-K/A

                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported): December 17, 1997


                      INNOVATIVE VALVE TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

           DELAWARE                    000-23231               76-0530346
(State or other jurisdiction   (Commission File Number)     (I.R.S. Employer
     of incorporation)                                     Identification No.)

                         2 NORTHPOINT DRIVE, SUITE 300
                             HOUSTON, TEXAS 77060
             (Address of principal executive offices and zip code)

      Registrant's telephone number, including area code: (281) 925-0300

                        14900 Woodham Drive, Suite A-125
                              Houston, Texas 77073
                                (Former address)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

            On December 17, 1997 (the "Closing Date"), Innovative Valve Technologies, Inc., a Delaware corporation (the "Company"), acquired Dalco, Inc., a Kentucky corporation ("Dalco"), through a merger (the "Acquisition") of Dalco with and into DIVT Acquisition, LLC, a Kentucky limited liability company and a wholly owned subsidiary of the Company ("DIVT"). The Acquisition was completed pursuant to a Merger Agreement dated as of December 17, 1997 ("the Merger Agreement") by and among the Company, DIVT, Dalco and Mr. James H. Merrell and Mr. Christian G. Sawyer (collectively, the "Stockholders"). As consideration for the Acquisition, the Company issued (i) an aggregate of $4,550,000 of short-term notes (the "Short-Term Notes") and (ii) an aggregate of $4,550,000 of convertible notes (the "Convertible Notes"). In addition, pursuant to the terms of the Merger Agreement, (i) the Stockholders caused Dalco to make distributions to them aggregating $340,000, in respect of federal and state taxes attributable to income from Dalco's fiscal year ended October 31, 1997 and its S corporation termination year commencing November 1, 1997, and (ii) Dalco had outstanding indebtedness of $283,459 which became indebtedness of DIVT (which survived the merger and changed its name to "Dalco, LLC") on consummation of the Acquisition. The total consideration for the Acquisition is subject to downward adjustment for any decrease in Dalco's Working Capital (as defined in the Merger Agreement) from October 31, 1997 to December 17, 1997. The parties determined the consideration for the Acquisition and the other terms and provisions of the Merger Agreement and the related agreements entered into among the parties through arm's-length negotiations.

            The Short-Term Notes bore interest at a rate of 5.5% per annum, became due and payable in full on January 2, 1998 and were unsecured. The Convertible Notes bear interest at a rate of 5.5% per annum (with interest payable quarterly beginning March 31, 1998), become due and payable in full on December 17, 2002, are unsecured and subordinated to all the Company's Senior Indebtedness (as defined in the Convertible Notes and including all indebtedness under the Company's credit facility with Chase Bank of Texas, N.A., as agent, and the other lenders party thereto (the "Credit Facility")) and are convertible into shares of the Company's common stock, par value $.001 per share, at a conversion price of approximately $22.20 per share beginning December 17, 1998. The Company funded the payment of the Short-Term Notes through borrowings under the Credit Facility. The Acquisition is being treated as a purchase for accounting purposes. In connection with the Acquisition, the Company entered into an employment agreement with each of Messrs. Merrell and Sawyer, providing for their continuation as executive officers of the acquired business.

            Dalco assembles, distributes and repairs a variety of industrial valves (including pressure relief valves and control valves) and related products (including pneumatic and electric actuators and controls). Dalco serves customers throughout Kentucky and the southern regions of Indiana and Ohio, with a focus on the following markets: power utility; chemical processing; food and beverage; pulp and paper; refining; steel processing; and pharmaceutical manufacturing. Dalco's main office, shop facilities and warehouse are located in Louisville, Kentucky, and it has a sales office and a small warehouse in the Greater Cincinnati area. The Company currently intends to use the acquired operations in the manner previously used by Dalco.

            A copy of the press release dated December 18, 1997 issued by the Company and relating to the closing of the Acquisition is attached as Exhibit 99 hereto and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

      (A)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

      Financial Statements of Dalco, Inc
            Report of Independent Public Accountants.........................4
            Balance Sheets as of October 31, 1996 and 1997...................5
            Statements of Operations for the Years Ended October 31,
              1996 and 1997..................................................6
            Statements of Stockholders' Equity for the Years Ended
              October 31, 1996 and 1997......................................7
            Statements of Cash Flows for the Years Ended October 31, 1996
              and 1997.......................................................8
            Notes to Financial Statements....................................9

      (B)   PRO FORMA COMBINED FINANCIAL INFORMATION.

      Unaudited Pro Forma Combined Financial Statements
            Basis of Presentation...........................................13
            Unaudited Pro Forma Combined Balance Sheet as of
              September 30, 1997............................................14
            Unaudited Pro Forma Combined Statement of Operations for the
              Year Ended December 31, 1996 .................................15
            Unaudited Pro Forma Combined Statement of Operations for
              the Nine Months Ended September 30, 1997 .....................16
            Notes to Unaudited Pro Forma Combined Financial Statements......17

      (C)   EXHIBITS

      2* Merger Agreement dated as of December 17, 1997 by and among Innovative Valve Technologies, Inc., DIVT Acquisition, LLC, Dalco, Inc. and the Stockholders named therein. Pursuant to Item 601(b)(2) of Regulation S-K, certain Schedules and Exhibits to the Merger Agreement (all of which are listed therein) have been omitted from this Exhibit 2. The Company hereby agrees to furnish supplementally a copy of any such omitted item to the Securities and Exchange Commission upon request.

      23    Consent of Arthur Andersen LLP.

      99*   Press release issued December 18, 1997.
_________
* Previously Filed

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Dalco, Inc.:

We have audited the accompanying balance sheets of Dalco, Inc. (a Kentucky corporation), as of October 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for two years in the period ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dalco, Inc., as of October 31, 1996 and 1997, and the results of its operations and its cash flows for the two years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 23, 1997

                                   DALCO, INC.
                                 BALANCE SHEETS

                                                                    OCTOBER 31
                                                            --------------------------
                                                                1996          1997
                                                            -----------    -----------
                           ASSETS

CURRENT ASSETS:
  Cash ..................................................   $    68,547    $   240,810
  Accounts receivable ...................................     1,362,091      1,281,887
  Inventories ...........................................       976,790      1,142,249
  Prepaid expenses and other current assets .............         8,168          7,993
                                                            -----------    -----------
               Total current assets .....................     2,415,596      2,672,939

PROPERTY AND EQUIPMENT, net .............................       375,782        308,496

OTHER NONCURRENT ASSETS, net ............................        35,783         45,542
                                                            -----------    -----------
               Total assets .............................   $ 2,827,161    $ 3,026,977
                                                            ===========    ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses .................   $   643,068    $   696,593
  Line of credit ........................................       187,000        100,000
  Current maturities of long-term debt ..................        72,787         78,801
  Current portion of obligations under capital leases ...        19,856         21,670
                                                            -----------    -----------
               Total current liabilities ................       922,711        897,064
                                                            -----------    -----------
LONG-TERM DEBT, net of current maturities ...............       124,288         45,493
OBLIGATIONS UNDER CAPITAL LEASES, net of current
    portion .............................................       58,209         36,541
                                                            -----------    -----------
                                                                182,497         82,034
                                                            -----------    -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, no par value, 2,000 shares
   authorized, 300 shares issued and outstanding ........         1,050          1,050
  Treasury stock ........................................       (22,054)       (22,054)
  Retained earnings .....................................     1,742,957      2,068,883
                                                            -----------    -----------
               Total stockholders' equity ...............     1,721,953      2,047,879
                                                            -----------    -----------
               Total liabilities and stockholders' equity   $ 2,827,161    $ 3,026,977
                                                            ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                   DALCO, INC.
                            STATEMENTS OF OPERATIONS

                                                        YEAR ENDED OCTOBER 31
                                                    ---------------------------
                                                        1996            1997
                                                    -----------     -----------
REVENUES .......................................    $ 8,832,810     $ 9,620,492

COST OF OPERATIONS .............................      6,429,440       6,816,752
                                                    -----------     -----------
                     Gross profit ..............      2,403,370       2,803,740

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ...      1,717,885       1,777,291
                                                    -----------     -----------
                     Income from operations ....        685,485       1,026,449

OTHER INCOME (EXPENSE):
  Interest expense .............................        (40,688)        (28,557)
  Other ........................................          7,020           5,435
                                                    -----------     -----------
INCOME BEFORE INCOME TAXES .....................        651,817       1,003,327

PROVISION FOR INCOME TAXES .....................          5,428          12,372
                                                    -----------     -----------
NET INCOME .....................................    $   646,389     $   990,955
                                                    ===========     ===========

     The accompanying notes are an integral part of these financial statements.

                                   DALCO, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                 COMMON STOCK
                              -----------------   TREASURY      RETAINED
                               SHARES    AMOUNT    STOCK        EARNINGS        TOTAL
                              --------   ------   --------    -----------    -----------
BALANCE, October 31, 1995 .        300   $1,050   $(22,054)   $ 1,497,954    $ 1,476,950
  Stockholder distributions       --       --         --         (401,386)      (401,386)
  Net income ..............       --       --         --          646,389        646,389
                              --------   ------   --------    -----------    -----------
BALANCE, October 31, 1996 .        300    1,050    (22,054)     1,742,957      1,721,953
  Stockholder distributions       --       --         --         (665,029)      (665,029)
  Net income ..............       --       --         --          990,955        990,955
                              --------   ------   --------    -----------    -----------
BALANCE, October 31, 1997 .        300   $1,050   $(22,054)   $ 2,068,883    $ 2,047,879
                              ========   ======   ========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                   DALCO, INC.
                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED OCTOBER 31
                                                              ------------------------
                                                                 1996          1997
                                                              ---------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..............................................   $ 646,389    $   990,955
  Adjustments to reconcile net income to net cash
   provided by operating activities-
     Depreciation and amortization ........................     123,814        107,203
     Gain on disposal of property and equipment ...........      (1,723)          --
     (Increase) decrease in-
      Accounts receivable .................................    (227,699)        80,204
      Inventories .........................................     (66,602)      (165,459)
      Prepaid expenses and other current assets ...........         664            175
      Other noncurrent assets .............................       5,694         (9,759)
      Accounts payable and accrued expenses ...............     (73,806)        53,525
                                                              ---------    -----------
               Net cash provided by operating activities ..     406,731      1,056,844
                                                              ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment .....................     (22,091)       (39,917)
  Proceeds from sale of property and equipment ............       3,000           --
                                                              ---------    -----------
               Net cash used in investing activities ......     (19,091)       (39,917)
                                                              ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on line of credit ...........      67,000        (87,000)
  Payments on capital leases ..............................     (14,490)       (19,856)
  Repayments of long-term debt ............................     (67,130)       (72,779)
  Stockholder distributions ...............................    (401,386)      (665,029)
                                                              ---------    -----------
               Net cash used in financing activities ......    (416,006)      (844,664)
                                                              ---------    -----------
NET INCREASE (DECREASE) IN CASH ...........................     (28,366)       172,263

CASH, beginning of year ...................................      96,913         68,547
                                                              ---------    -----------
CASH, end of year .........................................   $  68,547    $   240,810
                                                              =========    ===========
SUPPLEMENTAL DISCLOSURES:
  Interest paid ...........................................   $  42,750    $    29,161
  Income taxes paid .......................................       3,691          6,328

   The accompanying notes are an integral part of these financial statements.

                                   DALCO, INC.
                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

Dalco, Inc. ("Dalco" or the "Company") was incorporated in Kentucky in 1971. Dalco assembles, distributes and repairs industrial valves (including pressure relief valves and control valves) and related products (including pneumatic and electric actuators and controls). The Company serves industrial customers throughout Kentucky and the southern regions of Indiana and Ohio.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the assets, primarily using accelerated methods. Leasehold improvements to the Company's facility, which is leased from the stockholders, are amortized over the estimated useful life as used for federal income tax purposes. The costs of major improvements are capitalized. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed and the resulting gain or loss is included in results of operations.

Leases having the substance of financing transactions have been capitalized and the related lease obligations have been included in obligations under capital leases. The leased assets are depreciated over their estimated useful lives. Accumulated amortization of equipment under capital leases was $50,188 and $78,101 at October 31, 1996 and 1997, respectively.

INCOME TAXES

The stockholders of the Company elected to be taxed under the Subchapter S provisions of the Internal Revenue Code. Under these provisions, taxable income and applicable tax credits are attributed directly to the stockholders, and no federal income taxes are imposed on the Company. Accordingly, a provision for federal and state income taxes has not been established. The income tax provision consists of local income taxes. The Company has filed to terminate its S Corporation status effective November 1, 1998.

REVENUE RECOGNITION

Revenue is recognized as products are sold and as services are performed.

CASH

The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

INVENTORY

Inventories are valued at the lower of cost or market using the first-in, first-out method of accounting.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                                                OCTOBER 31
                                                         -----------------------
                                                           1996            1997
                                                         --------       --------
Machinery and equipment ..........................       $375,821       $388,117
Leasehold improvements ...........................        158,817        158,817
Vehicles .........................................        109,678        124,955
Office furniture and equipment ...................        112,572        124,916
Equipment under capital leases ...................        106,674        106,674
                                                         --------       --------
                                                          863,562        903,479
Less- Accumulated depreciation and
amortization .....................................        487,780        594,983
                                                         --------       --------
                                                         $375,782       $308,496
                                                         ========       ========
Depreciation and amortization expense was $123,814 and $107,203 for the years ended October 31, 1996 and 1997, respectively.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of the following:

                                                              OCTOBER 31
                                                     ---------------------------
                                                       1996               1997
                                                     --------           --------
Accounts payable .........................           $448,383           $517,034
Accrued profit-sharing
contribution .............................            115,000             78,055
Accrued payroll ..........................             74,951             91,095
Other ....................................              4,734             10,409
                                                     --------           --------
                                                     $643,068           $696,593
                                                     ========           ========

5. LINE OF CREDIT:

The Company has a credit agreement with a bank. The agreement allows the Company to borrow up to $750,000. Borrowings bear interest at prime (8.5 percent at October 31, 1997), with interest payable monthly. The line of credit is unsecured. Borrowings under this line were $187,000 and $100,000 at October 31, 1996 and 1997, respectively.

6. LONG-TERM DEBT:

Long-term debt consists of the following:

                                                                 OCTOBER 31
                                                           ---------------------
                                                             1996         1997
                                                           --------     --------
Notes payable to bank-
  Notes due in monthly installments of $6,254,
    with interest due monthly at 8.75%
    through June 1999; secured by inventory ..........     $168,840     $106,264
  Notes due in monthly installments of $538,
    with interest due monthly at 8.24% through
    June 1999; secured by vehicle ....................       15,405       10,020
  Notes due in monthly installments of $475,
    with interest due monthly at 8.2% through
    April 1999; secured by vehicle ...................       12,830        8,010
                                                           --------     --------
                                                            197,075      124,294
Less- Current maturities .............................       72,783       78,801
                                                           --------     --------
                                                           $124,292     $ 45,493
                                                           ========     ========

Principal payments on long-term debt are due as follows:

Year ending October 31-
1998 ......................     $ 78,801
1999 ......................       45,493
                                --------
                                $124,294
                                ========

At October 31, 1997, the note payable secured by inventory was subject to a credit agreement that requires the Company to maintain minimum levels of net worth and working capital and to maintain minimum ratios of interest coverage and net worth. At October 31, 1997, the Company was in compliance with respect to all covenants.

Management estimates that the fair value of its debt obligations approximates the historical value at October 31, 1997 and 1996.

7. OBLIGATIONS UNDER CAPITAL LEASES:

The Company leases certain telephone and computer equipment under capital leases. The following is a schedule of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of October 31, 1997:

1998 .....................................    $25,876
1999 .....................................     23,753
2000 .....................................     15,590
                                              -------
   Total minimum lease payments ..........     65,219

Less- Amount representing interest .......      7,009
                                              -------
   Present value of net minimum lease
     payments ............................    $58,210
                                              =======

8. PROFIT-SHARING PLAN:

The Company has a profit-sharing plan covering all employees who meet certain requirements as to service and age. Profit-sharing contributions are made at the discretion of the Company. Profit-sharing contributions for the years ended October 31, 1996 and 1997, were $115,000 and $115,000, respectively.

9. SERVICE AND DISTRIBUTION AGREEMENTS:

The Company purchases, sells and services various products under service and distribution agreements with certain suppliers. These agreements are generally cancelable upon 30 to 60 days notice.

10.   COMMITMENTS AND CONTINGENCIES:

The Company leases its facilities and certain vehicles under operating leases. The Company's headquarters in Louisville is leased from the Company's two stockholders. Rental commitments under noncancelable operating leases are as follows:

                                          LEASE WITH
                                         STOCKHOLDERS       OTHER       TOTAL
                                        --------------   ----------   ----------
Year ending October 31-
  1998 ..............................   $       81,996   $   29,439   $  111,435
  1999 ..............................           81,996       25,490      107,486
  2000 ..............................           81,996       18,812      100,808
  2001 ..............................           81,996       18,240      100,236
  2002 ..............................           81,996       18,240      100,236
  Later Years........................          757,164         --        757,164
                                        --------------   ----------   ----------
                                        $    1,167,144   $  110,221   $1,277,365
                                        ==============   ==========   ==========

Rent expense under the above leases was $89,304 for each of the years ended October 31,1996 and 1997, including $60,000 paid in each of those years to the Company's two stockholders.

11.   SIGNIFICANT CUSTOMER:

During fiscal 1996 and 1997, one customer accounted for approximately 34 percent of the Company's revenues.

12.   SUBSEQUENT EVENT:

On December 17, 1997, Innovative Valve Technologies, Inc. ("Invatec") acquired all the outstanding stock of Dalco through a merger of Dalco with an Invatec subsidiary. The total consideration was in excess of the recorded amounts of the Company's net assets.

          INNOVATIVE VALVE TECHNOLOGIES, INC. AND ACQUIRED BUSINESSES
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

        Innovative Valve Technologies, Inc. ("Invatec") was incorporated in Delaware in March 1997 to create the leading single-source provider of comprehensive maintenance, repair, replacement and value-added distribution services for industrial valves and related process-system components throughout North America. Except for its purchase of Steam Supply & Rubber Co., Inc. and three related entities (collectively, "Steam Supply") in July 1997, Invatec conducted no operations of its own prior to the closing on October 28, 1997 of
(i) its initial public offering (the "IP0") of its common stock, par value $.OOl per share ("Common Stock"), (ii) its purchase of Industrial Controls & Equipment, Inc. and three related entities (collectively, "ICE/VARCO") and Southern Valve Services, Inc. and a related entity (collectively, "SVS") and
(iii) a merger (the "SSI Merger") in which The Safe Seal Company, Inc. ("SSI") became its subsidiary. Earlier in 1997, SSI had purchased Harley Industries, Inc. ("Harley"), GSV, Inc. ("GSV") and Plant Specialties, Inc. ("PSI"). SSI and its subsidiaries were affiliates of Invatec prior to the SSI Merger.

        For financial reporting purposes, SSI is presented as the "accounting acquirer" of Steam Supply, ICE/VARCO, SVS, Harley, GSV and PSI (collectively, the "Initial Acquired Businesses"), and, as used herein, the term "Company" means (i) SSI and its consolidated subsidiaries prior to October 31, 1997 and
(ii) Invatec and its consolidated subsidiaries (including SSI) on that date and thereafter.

        Following the IP0, the Company acquired Dalco, Inc. ("Dalco") and two other additional businesses (the "Other Subsequently Acquired Businesses" and, collectively with the Initial Acquired Business and Dalco, the "Acquired Businesses") in the fourth quarter of 1997.

        The Company is accounting for the acquisitions of the Acquired Businesses (collectively, the "Acquisitions") in accordance with the purchase method of accounting. The allocation of the purchase prices paid to the assets acquired and the liabilities assumed in the Acquisitions has been recorded initially on the basis of preliminary estimates of fair value and may be revised as additional information concerning the valuation of those assets and liabilities becomes available.

        The unaudited pro forma combined financial statements give effect to the following events and transactions (the "Transactions"): (i) under the caption "The Company" -- (a) the SSI Merger and the acquisitions of the Initial Acquired Businesses; (b) the financing of the purchase prices paid for the Initial Acquired Businesses; (c) certain reverse stock splits completed prior to the closing of the IPO; (d) the issuance of Common Stock and the payment of cash to repay indebtedness owed to Philip Services Corp.; (e) the closing of the IP0 and the application of Invatec's proceeds therefrom; (f) the exercise of the underwriters' over-allotment option granted in connection with the IPO and the application of Invatec's proceeds therefrom; and (ii) under the remaining captions -- the Acquisitions of Dalco (which is considered a "significant subsidiary" of the Company) and the Other Subsequently Acquired Businesses.

        The following unaudited pro forma combined balance sheet gives effect to the Transactions that occurred in the fourth quarter of 1997 as if they had occurred on September 30, 1997, while the unaudited pro forma combined statements of operations give effect to all the Transactions as if they had occurred at the beginning of each period presented. The unaudited pro forma combined statements convert the results of operations of the Acquired Businesses whose historical fiscal periods were not on a calendar-year basis to a calendar-year basis and include pro forma adjustments consisting principally of the following: (i) the adjustments to selling, general and administrative expenses described below; (ii) adjustments for the effects of recording inventories on a first-in, first-out rather than on a last-in, first-out basis at PSI and Steam Supply; (iii) adjustments for pro forma goodwill amortization using a 40-year estimated life; (iv) eliminations of historical interest expense resulting from the application of proceeds from the IP0 and the use of Common Stock to retire outstanding indebtedness; and (v) adjustments to federal and state income tax provisions.

        The unaudited pro forma combined statements of operations include preliminary pro forma adjustments to selling, general and administrative expenses to reflect: (i) the decrease in salaries and benefits associated with certain owners and managers of the Acquired Businesses who were not employed by the Company after the acquisition of their Acquired Businesses and will not be replaced; (ii) the elimination of certain excess administrative support service fees charged by ICE/VARCO's former parent company; and (iii) the reversal of the special non-cash, non-recurring compensation expense attributable to stock awards made by SSI and Common Stock sales and option awards made by Invatec.

        The integration of the Acquired Businesses may present opportunities to reduce other costs through the elimination of duplicative functions and operating locations and the development of economies of scale, particularly as a result of the Company's ability to (i) consolidate insurance programs, (ii) borrow at lower interest rates than the Acquired Businesses, (iii) obtain greater discounts from suppliers and (iv) generate savings in other general and administrative areas. The Company cannot currently quantify these anticipated savings and expects these savings will be partially offset by incremental costs that the Company expects to incur, but also cannot currently quantify accurately. These costs include those associated with corporate management and administration, being a public company, systems integration and facilities expansions and consolidations. The unaudited pro forma combined financial information herein reflects neither unquantifiable expected savings nor unquantifiable expected incremental costs.

        The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma adjustments do not reflect amounts related to certain post-closing adjustments, which may affect goodwill and debt. In addition, the unaudited pro forma combined statements of operations do not include adjustments for $330,000 of bonuses paid to three executive officers of Invatec on completion of the IPO and $159,000 of financing charges due to Philip, which were recorded subsequent to September 30, 1997.

        The unaudited pro forma combined financial information presented herein does not purport to represent what the Company's financial position or results of operations actually would have been had such events occurred at the beginning of the periods presented, as assumed, or to project the Company's financial position or results of operations for any future period or the future results of the Acquired Businesses.

             INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              SEPTEMBER 30,1997
                                (In Thousands)

                                                                                     OTHER
                                                       THE                         SUBSEQUENT         PRO FORMA          PRO FORMA
                                                     COMPANY          DALCO       ACQUISITIONS      ADJUSTMENTS          COMBINED
                                                  ------------    ------------    ------------      ------------       ------------
                  ASSETS

CURRENT ASSETS:
       Cash and cash equivalents ...............  $      7,881    $        187    $        605      $    (13,970)(a)   $        100
                                                                                                           5,397 (b)
       Accounts receivable, net ................        14,025           1,283           2,402              --               17,710
       Inventories .............................        10,825           1,209           1,513              --               13,547
       Prepaid expenses and other current assets         1,822              62              63              --                1,947
                                                  ------------    ------------    ------------      ------------       ------------
              Total current assets .............        34,553           2,741           4,583            (8,573)            33,304

PROPERTY AND EQUIPMENT, net ....................         9,252             308             971              --               10,531
GOODWILL .......................................        28,908            --                32            13,662 (a)         42,602
OTHER NONCURRENT ASSETS ........................         4,399              36              28              --                4,463
                                                  ------------    ------------    ------------      ------------       ------------
              Total assets .....................  $     77,112    $      3,085    $      5,614      $      5,089       $     90,900
                                                  ============    ============    ============      ============       ============

               LIABILITIES AND
       STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
       Accounts payable and accrued expenses ...        10,610             634             627              --               11,871

       Short-term debt .........................            --             191           1,467            (1,658)(a)          5,397
                                                                                                           5,397 (b)
       Current maturities of long-term debt ....            --             100             166              (266)(a)             --
       Other current liabilities................           743            --              --                --                  743
                                                  ------------    ------------    ------------      ------------       ------------
               Total current liabilities .......        11,353             925           2,260              3,473            18,011

LONG-TERM DEBT, net of current maturities.......            --              90             506              (596)(a)             --
CONVERTIBLE NOTES ..............................         6,143            --              --               6,350 (a)         12,493
OTHER NONCURRENT LIABILITIES ...................           853            --              --                --                  853
STOCKHOLDERS' EQUITY
        Common stock ...........................             7               1             144              (145)(a)              7
       Treasury stock ..........................            --             (22)            (55)               77 (a)             --
       Additional paid-in capital...............        70,289            --              --                 780 (a)         71,069
       Retained earnings (deficit) .............       (11,533)          2,091           2,759            (4,850)(a)        (11,533)
                                                  ------------    ------------    ------------      ------------       ------------
       Total stockholders' equity (deficit) ....        58,763           2,070           2,848            (4,138)            59,543
                                                  ------------    ------------    ------------      ------------       ------------
       Total liabilities and stockholders'equity  $     77,112    $      3,085    $      5,614      $      5,089       $     90,900
                                                  ============    ============    ============      ============       ============

  See accompanying notes to unaudited pro forma combined financial statements.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                           YEAR ENDED DECEMBER 31,1996
                      (In Thousands, Except Per Share Data)

                                                                 OTHER
                                           THE                 SUBSEQUENT     PRO FORMA       PRO FORMA
                                         COMPANY     DALCO    ACQUISITIONS   ADJUSTMENTS      COMBINED
                                         --------    -------    --------       -------        ---------
REVENUES .............................   $ 77,508    $ 8,959    $ 15,643       $  --          $ 102,110
COST OF OPERATIONS ...................     54,613      6,404       9,804          --             70,821
                                         --------    -------    --------       -------        ---------
     Gross Profit.....................     22,895      2,555       5,839          --             31,289

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES..............     19,307      1,706       5,515          (915)(aa)      25,955
                                                                                   342 (bb)
                                         --------    -------    --------       -------        ---------
     Income from operations ..........      3,588        849         324           573            5,334

OTHER INCOME (EXPENSE):
     Interest, net ...................       (332)       (38)       (246)         (421)(cc)        (1037)
     Other ...........................         14          1          40          --                 55
                                         --------    -------    --------       -------        ---------
                                             (318)       (37)       (206)         (421)            (982)

INCOME FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES..................      3,270        812         118           152            4,352
PROVISION FOR INCOME TAXES ...........      1,407          9           1           454 (dd)       1,871
                                         --------    -------    --------       -------        ---------
INCOME FROM CONTINUING OPERATIONS ....   $  1,863    $   803    $    117       $  (302)       $   2,481
                                         ========    =======    ========       =======        =========
PRO FORMA INCOME PER SHARE FROM
 CONTINUING OPERATIONS................                                                        $    0.31
                                                                                              =========
SHARES USED IN COMPUTING PRO FORMA
 INCOME PER SHARE FROM CONTINUING OPERATIONS                                                      8,008 (ee)
                                                                                              =========

  See accompanying notes to unaudited pro forma combined financial statements.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       NINE MONTHS ENDED SEPTEMBER 30,1997
                      (In Thousands, Except Per Share Data)

                                                                            OTHER
                                               THE                         SUBSEQUENT      PRO FORMA            PRO FORMA
                                             COMPANY          DALCO       ACQUISITIONS    ADJUSTMENTS           COMBINED
                                           ------------    ------------   ------------    ------------        ------------
REVENUES ...............................   $     68,134    $      7,246   $     12,371    $       --          $     87,751
COST OF OPERATIONS .....................         46,857           5,128          7,762            --                59,747
                                           ------------    ------------   ------------    ------------        ------------
     Gross Profit ......................         21,277           2,118          4,609            --                28,004

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES ...............         17,840           1,408          3,586            (139)(aa)         22,951
                                                                                                   256 (bb)
                                           ------------    ------------   ------------    ------------        ------------
    Income from operations .............          3,437             710          1,023            (117)              5,053

OTHER INCOME (EXPENSE):
    Interest, net ......................           (243)            (23)          (197)           (308)(cc)           (771)
     Other .............................           --              --               33            --                    33
                                           ------------    ------------   ------------    ------------        ------------
                                                   (243)            (23)          (164)           (308)               (738)

INCOME FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES ........          3,194             687            859            (425)              4,315

PROVISION FOR INCOME TAXES .............          1,456               8           --               391 (dd)          1,855
                                           ------------    ------------   ------------    ------------        ------------
INCOME FROM CONTINUING OPERATIONS ......   $      1,738    $        679   $        859    $       (816)       $      2,460
                                           ============    ============   ============    ============        ============
PRO FORMA INCOME PER SHARE FROM
 CONTINUING OPERATIONS .................                                                                      $       0.31
                                                                                                              ============
SHARES USED IN COMPUTING PRO FORMA
  INCOME PER SHARE FROM CONTINUING OPERATIONS                                                                        8,008 (ee)
                                                                                                              ============

  See accompanying notes to unaudited pro forma combined financial statements.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDAIRIES NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

(a) Records the consideration for the acquisitions of Dalco and the Other Subsequently Acquired Businesses consisting of $14.0 million in cash, $6.4 million in convertible notes and $0.8 million in Common Stock for a total estimated purchase price of $23.7 million (including $2.5 million of assumed debt) and acquisition costs, resulting in goodwill of $13.7 million.

(b) Records the borrowings under a credit facility to pay cash consideration due to former owners of the Other Subsequently Acquired Businesses and repay outstanding indebtedness of the Other Subsequently Acquired Businesses.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS:

(aa) Adjusts selling, general and administrative expenses to reflect (1) the decrease in salaries and benefits associated with certain owners and managers of Dalco and the Other Subsequently Acquired Businesses who were not or will not be employed subsequent to the acquisition of their respective businesses and who will not be replaced.

(bb)    Records goodwill amortization expense over 40 years.

(cc) Records elimination of interest expense of Dalco and the Other Subsequently Acquired Businesses and related interest expenses caused by the issuances of convertible notes and borrowings under a credit facility used to pay the cash portion of the combined purchase price and the retirement of debt of those Acquired Businesses.

(dd) Records the incremental provision for federal and state income taxes relating to S corporation income and other pro forma adjustments to reflect an effective tax rate of 43%. In its assumption of the effective tax rate, management has not considered the utilization of net operating losses or other tax attributes previously generated by or existing with respect to certain of the Acquired Businesses.

(ee) The number of shares of Common Stock outstanding includes shares issued in connection with the IPO, the exercise of the related over-allotment option and the Other Subsequently Acquired Businesses. The calculation also includes the number of common stock equivalents determined using the treasury stock method.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   INNOVATIVE VALVE TECHNOLOGIES, INC.

                                    By: /s/ CHARLES F. SCHUGART
                                    Charles F. Schugart
                                    Chief Financial Officer and Senior Vice
                                    President - Corporate Development

Date:  March 2, 1998